UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 25, 2013, Susan Whiting, Vice Chairman of Nielsen Holdings N.V. and The Nielsen Company B.V. (collectively, “Nielsen” or the “Company”) announced her decision to retire from the Company effective December 31, 2013.

In connection with Ms. Whiting’s retirement, the Independent Subcommittee of the Compensation Committee of the Board of Directors of Nielsen determined on September 25, 2013 to accelerate the vesting of certain equity awards held by her and extend the exercise period of her stock options beyond her retirement. Accordingly, 121,250 stock options and 7,612 restricted stock units granted to Ms. Whiting under the Nielsen Holdings 2010 Stock Incentive Plan, as amended from time to time (the “2010 Plan”), that are not scheduled to vest on or prior to her retirement will vest in full as of December 31, 2013. An additional number of shares could be earned on or before December 31, 2013 as dividend equivalents in accordance with her equity award agreements. In addition, stock options for the purchase of up to 378,000, 100,000 and 95,000 shares of the Company’s common stock granted under the 2010 Plan or the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings and its Subsidiaries and outstanding as of December 31, 2013 will remain exercisable until February 2, 2017, May 11, 2018 and July 26, 2019, respectively, as if Ms. Whiting remained employed by the Company but otherwise expire in accordance with the terms of the applicable grant agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release, dated October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2013

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer